Exhibit 12

First Light Bancorp

20 NW 4th Street

Evansville, Indiana 47708

Re: Legal Opinion; Offering Statement on Form 1-A

Ladies and Gentlemen:

You have requested our opinion in connection with the preparation and filing with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, of First Light Bancorp’s (the “Company”) Offering Statement on Form 1-A. The Offering Statement covers up to $10,000,003 of the Company’s no par value common stock (the “Shares”).

In our capacity as such counsel, we have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction, of the Offering Statement, the form of Subscription Agreements and such corporate records, documents, certificates and other agreements and instruments as we have deemed necessary or appropriate to enable us to render the opinions hereinafter expressed.

This opinion letter is limited to the laws of the State of Indiana and the federal laws of the United States of America as such laws presently exist and to the facts as they presently exist. Without limiting the generality of the foregoing, we express no opinion with respect to (i) state securities or “Blue Sky” laws or (ii) state or federal antifraud laws.

Based upon the foregoing, it is our opinion that the Shares have been duly authorized for issuance by all necessary corporate action of the Company and when the Shares have been issued, sold and paid for in the manner described in the Offering Statement and in accordance with the Subscription Agreements, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the use of our name in the Offering Statement and we also consent to the filing of this opinion as an exhibit thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ SmithAmundsen LLC

SmithAmundsen LLC

201 North Illinois Street | Suite 1400 | Indianapolis, IN 46204-4212 | 317-464-4100 TEL | 317-464-4101 FAX | www.salawus.com

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